As filed with the Securities and Exchange Commission on October 24, 2023
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Canoo Inc.
(Exact name of registrant as specified in its charter)
Delaware	83-1476189
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
19951 Mariner Avenue
Torrance, California 90503
Tel: (424) 271-2144
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hector Ruiz
General Counsel
Canoo Inc.
19951 Mariner Avenue
Torrance, California 90503
Tel: (424) 271-2144:
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Robert E. Goedert, P.C.
Kevin M. Frank
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
United States
(312) 862-2000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 24, 2023
PROSPECTUS
Canoo Inc.
267,632,968 Shares of Common Stock
This prospectus relates to the offer and sale of up to 267,632,968 shares of our Common Stock, $0.0001 par value per share (our “Common Stock”), by YA II PN, LTD., a Cayman Islands exempt limited partnership (“YA” or the “Selling Stockholder”). YA is a fund managed by Yorkville Advisors Global, LP.
The shares of our Common Stock being offered by the Selling Stockholder may be issued pursuant to the Securities Purchase Agreements, dated June 30, 2023 (the “June Purchase Agreement”), August 2, 2023 (the “August Purchase Agreement”) and September 26, 2023 (the “September Purchase Agreement” and, together with the June Purchase Agreement and the August Purchase Agreement, the “Purchase Agreements”), respectively, that we entered into with YA. The shares of Common Stock included in this prospectus consist of (i) shares of Common Stock that may be issued under the June Purchase Agreement pursuant to convertible debentures in an aggregate principal amount of $26.6 million (the “June Initial Debenture”), (ii) shares of Common Stock that may be issued under the August Purchase Agreement pursuant to convertible debentures in an aggregate principal amount of $27.9 million (the “August Initial Debenture”), (iii) shares of Common Stock that may be issued under the September Purchase Agreement pursuant to convertible debentures in an aggregate principal amount of $15.0 million (the “September Initial Debenture” and, together with the June Initial Debenture and the August Initial Debenture, the “Initial Debentures”), (iv) shares of Common Stock that may be issued pursuant to a warrant issued under the June Purchase Agreement (the “June Initial Warrant”) to purchase 49,637,448 shares of Common Stock at an exercise price of $0.5358, (v) shares of Common Stock that may be issued pursuant to a warrant issued under the August Purchase Agreement (the “August Initial Warrant”) to purchase 49,637,448 shares of Common Stock at an exercise price of $0.5358, and (vi) shares of Common Stock that may be issued pursuant to a warrant issued under the September Purchase Agreement (the “September Initial Warrant” and, together with the June Initial Warrant and the August Initial Warrant, the “Initial Warrants”) to purchase 27,995,520 shares of Common Stock at an exercise price of $0.5358. We cannot predict the total number of shares that will be issued pursuant to the Initial Debentures or the Initial Warrants. The shares being registered under this prospectus relating to the June Purchase Agreement are in addition to the shares previously registered in the Form S-3 filed on August 4, 2023 and declared effective on August 15, 2023 relating to 149,637,448 shares.
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Stock by the Selling Stockholder. However, we have received approximately $62.5 million in aggregate proceeds from the sale of the Initial Debentures to YA, and may receive up to approximately $68.2 million in proceeds upon payment of the exercise price of the Initial Warrants, from time to time after the date of this prospectus. The Initial Debentures are convertible at YA’s option into a number of shares of our Common Stock, equal to the applicable Initial Debenture’s conversion amount (as defined below) divided by the lower of (a) $0.50 per share and (b) 95% of the lowest daily volume-weighted average price of the Common Stock during the five consecutive trading days immediately preceding the applicable conversion date (the “Variable Conversion Price”), but not lower than $0.10 per share (the “Floor Price”). The June Initial Debenture and the August Initial Debenture may be converted in whole or in part, at any time and from time to time. The September Initial Debenture may be converted in whole or in part, at any time and from time to time, subject to the Exchange Cap (as defined herein). See “Summary — The Offering.” The conversion amount with respect to any requested conversion will equal the principal amount requested to be converted plus all accrued and unpaid interest on the Initial Debentures as of such conversion (the “Conversion Amount”). The Initial Warrants are immediately exercisable.
See the sections titled “The YA Transactions” for a description of the transactions contemplated by the Purchase Agreements and “Selling Stockholder” for additional information regarding YA.
The Selling Stockholder may sell the shares of our Common Stock included in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholder may sell the shares in the section entitled “Plan of Distribution.” Though we have been advised by YA that it purchased the Initial Debentures and the Initial Warrants for its own account, for investment purposes in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute securities in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws, the SEC may take the position that YA is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of shares of our Common Stock by YA and any discounts, commissions or concessions received by YA is deemed to be underwriting discounts and commissions under the Securities Act.
The Selling Stockholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the shares by the Selling Stockholder pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and sale of the shares included in this prospectus by the Selling Stockholder. See “Plan of Distribution.”
Our Common Stock and public warrants are traded on The Nasdaq Capital Market (“Nasdaq”) under the symbol “GOEV” and “GOEVW,” respectively. On October 23, 2023, the last reported sale price on Nasdaq of our Common Stock was $0.2792 per share and the last reported sale price of our public warrants was $0.06 per warrant. On March 27, 2023, we received a written notice from the Staff (as defined herein) of The Nasdaq Stock Market indicating that the Company was no longer in compliance with the Bid Price Requirement (as defined herein) for continued listing on The Nasdaq Stock Market. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was initially granted 180 calendar days, or until September 25, 2023, to regain compliance with the Bid Price Requirement. On August 23, 2023, the Company applied to transfer its securities from The Nasdaq Global Select Market to The Nasdaq Capital Market. Along with our application, the Company also provided written notice to the Staff of our intention to cure the deficiency. On September 14, 2023, the Company received a letter from the Staff approving the Company’s application to list its securities on The Nasdaq Capital Market. The Company’s securities were transferred to The Nasdaq Capital Market at the opening of business on September 18, 2023. On September 26, 2023, the Company received a letter from the Staff granting the Company an additional 180 calendar days, or until March 25, 2024, to regain compliance with the Bid Price Requirement. See “Summary — Recent Developments — Nasdaq Continued Listing Standards.”
Our principal executive office is located at 19951 Mariner Avenue, Torrance, California 90503, and our telephone number is (424) 271-2144.
Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” beginning on page 9 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is              , 2023.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. The Selling Stockholder may, from time to time, sell the securities described in this prospectus. You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholder have authorized anyone to provide you with different information. Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”
Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “our business” “Canoo,” “the Company” and “our company” refer to and similar references refer to Canoo Inc. and its consolidated subsidiaries.
This prospectus contains our registered and unregistered trademarks and service marks, as well as trademarks and service marks of third parties. Solely for convenience, these trademarks and service marks are referenced without the ®, ™ or similar symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks. All brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement of which this prospectus is a part or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database. We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov.
Our website address is www.canoo.com. We do not incorporate the information on or accessible through our website into this prospectus or any prospectus supplement, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any prospectus supplement. Our website address is included in this prospectus as an inactive textual reference only.

INCORPORATION OF DOCUMENTS BY REFERENCE
SEC rules permit us to incorporate information by reference into this prospectus and any applicable prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, except for information superseded by information contained in this prospectus or the applicable prospectus supplement itself or in any subsequently filed incorporated document. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC, other than information in such documents that is deemed to be furnished and not filed. These documents contain important information about us and our business and financial condition. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this prospectus:
•
our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 30, 2023, and our amendment thereto filed on April 19, 2023 which includes the information required by Part III of the Form 10-K;

•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 15, 2023 and August 14, 2023, respectively;

•
our Current Reports on Form 8-K, filed with the SEC on January 6, 2023, January 25, 2023, January 27, 2023, February 3, 2023, February 6, 2023, February 14, 2023, February 28, 2023, March 31, 2023, April 10, 2023, April 25, 2023, June 28, 2023, July 7, 2023, August 4, 2023, August 31, 2023, September 13, 2023, September 15, 2023, September 26, 2023, October 2, 2023, October 6, 2023, October 10, 2023, and October 12, 2023; and

•
a description of our capital stock, included as Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022.

We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC), including prior to the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements. You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number below:
Canoo Inc.
19951 Mariner Avenue
Torrance, California 90503
Attn: Investor Relations Department
Phone: (424) 271-2144
Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

SUMMARY
Canoo Inc.
We are a high tech advanced mobility technology company with a mission to bring electric vehicles (“EVs”) to everyone and provide connected services that improve the vehicle ownership experience. We are developing a technology platform that we believe will enable us to rapidly innovate and bring new products, addressing multiple use cases, to market faster than our competition and at lower cost. Our vehicle architecture and design philosophy are aimed at driving productivity and returning capital to our customers, and we believe the software and technology capabilities we are developing, packaged around a modular, customizable product, have the potential to empower the customer experience across a vehicle’s lifecycle. We remain committed to the environment and to delivering sustainable mobility that is accessible to everyone. We proudly intend to manufacture our fully electric vehicles in Oklahoma, bringing advanced manufacturing and technology jobs to communities in America’s heartland. We are committed to building a diverse workforce that will draw heavily upon the local communities of Native Americans and veterans.
Recent Developments
Charter Amendment
On October 5, 2023, we held a special meeting of our stockholders (the “Special Meeting”) to approve, among other things, an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the Company’s number of shares of authorized Common Stock from 1,000,000,000 shares to 2,000,000,000 shares and the corresponding increase in the total number of authorized shares of capital stock the Company may issue from 1,010,000,000 to 2,010,000,000 (the “Authorized Shares Amendment”). The stockholders approved the Authorized Shares Amendment at the Special Meeting and the Company filed its Certificate of Amendment with the Delaware Secretary of State on October 6, 2023. For further discussion, see the Company’s Current Report on Form 8-K filed with the SEC on October 6, 2023.
7.5% Series B Cumulative Perpetual Redeemable Preferred Stock Offering
On September 29, 2023, the Company entered into a securities purchase agreement with an institutional investor in connection with the issuance, sale and delivery by the Company of an aggregate of 45,000 shares (the “Preferred Shares”) of the Company’s 7.5% Series B Cumulative Perpetual Redeemable Preferred Stock, par value $0.0001 per share, which is convertible into shares of Common Stock, and pursuant to which the Company issued warrants to purchase 22,959,184 shares of Common Stock, for a total purchase price of $45.0 million. The sale to the purchaser of the Preferred Shares and warrants closed on October 12, 2023. For further discussion, see the Company’s Current Reports on Form 8-K filed with the SEC on October 2, 2023 and October 12, 2023, respectively.
Appointment of Chief Financial Officer
On August 28, 2023, we announced the appointment of Greg Ethridge as Chief Financial Officer of the Company, effective immediately. Mr. Ethridge will also continue to serve as a member of the Board of Directors of the Company until no later than December 31, 2023. For further discussion, see the Company’s Current Report on Form 8-K filed with the SEC on August 31, 2023.
Nasdaq Continued Listing Standards
On March 27, 2023, the Company received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market indicating that, based upon the closing bid price of the Common Stock for the prior 30 consecutive business days, the Company was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing on The Nasdaq Global Select Market (the “Bid Price Requirement”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was initially granted 180 calendar days, or until September 25, 2023, to regain compliance with the Bid Price Requirement.

On August 23, 2023, the Company applied to transfer its securities from The Nasdaq Global Select Market to The Nasdaq Capital Market. Along with its application, the Company also provided written notice to the Staff of its intention to cure the deficiency. On September 14, 2023, the Company received a letter from the Staff approving the Company’s application to list its securities on The Nasdaq Capital Market. The Company’s securities were transferred to The Nasdaq Capital Market on September 18, 2023. The Common Stock and public warrants continue to trade under the symbols “GOEV” and “GOEVW”, respectively. On September 26, 2023, the Company received a letter from the Staff granting the Company an additional 180 calendar days, or until March 25, 2024, to regain compliance with the Bid Price Requirement. For further discussion, see the Company’s Current Report on Form 8-K filed with the SEC on September 15, 2023.
Background
On December 21, 2020, Hennessy Capital Acquisition Corp. IV (“HCAC”) consummated the previously announced merger pursuant to that certain Merger Agreement and Plan of Reorganization, dated as of August 17, 2020 (the “Merger Agreement”), by and among HCAC, HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a direct, a wholly owned subsidiary of HCAC (“First Merger Sub”), EV Global Holdco LLC (f/k/a HCAC IV Second Merger Sub, LLC), a Delaware limited liability company and a direct, wholly owned subsidiary of HCAC (“Second Merger Sub”), and Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Legacy Canoo”). Pursuant to the terms of the Merger Agreement, a business combination between HCAC and Legacy Canoo was effected through the merger of (a) First Merger Sub with and into Legacy Canoo, with Legacy Canoo surviving as a wholly-owned subsidiary of HCAC (Legacy Canoo, in its capacity as the surviving corporation of the merger, the “Surviving Corporation”) and (b) the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub being the surviving entity, which ultimately resulted in Legacy Canoo becoming a wholly-owned direct subsidiary of HCAC (all transactions collectively, the “Business Combination”). In connection with the closing of the Business Combination, HCAC changed its name to Canoo Inc. and we became a Nasdaq-listed company.
Corporate Information
Our Common Stock and public warrants are listed on Nasdaq under the symbol “GOEV” and “GOEVW,” respectively. Our principal executive office is located at 19951 Mariner Avenue, Torrance, California 90503, and our telephone number is (424) 271-2144. Our website address is www.canoo.com. This website address is not intended to be an active link, and information on, or accessible through, our website is not incorporated by reference into this prospectus and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

THE OFFERING
September Convertible Debentures
On September 26, 2023, we entered into the September Purchase Agreement in connection with the issuance and sale by us of the September Initial Debenture, which consists of convertible debentures in an aggregate principal amount of $15.0 million, and pursuant to which the Company granted YA an option (the “September Option”) to purchase additional convertible debentures in an aggregate principal amount of up to $30.0 million subject to the terms and conditions set forth in the September Purchase Agreement (the “September Option Debenture,” and together with the September Initial Debenture, the “September Convertible Debentures”). The issuance of the September Initial Debenture and the September Initial Warrant was exempt from registration pursuant to Section 4(a)(2) of the Securities Act. YA represented to us that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that each of the September Initial Debenture and the September Initial Warrant was acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.
In addition, in connection with the September Purchase Agreement, the Company issued to YA the September Initial Warrant to purchase 27,995,520 shares of Common Stock at an exercise price of $0.5358. If YA exercises the September Option, the Company will issue to YA an additional warrant (the “September Option Warrant,” and together with the September Initial Warrant, the “September Warrants”) for a number of shares of Common Stock determined by dividing the principal amount so exercised (up to $30.0 million) by 0.5358.
This prospectus relates to the offer and sale by YA of shares of Common Stock issuable upon conversion of the September Initial Debenture and the shares underlying the September Initial Warrant. We may also file one or more separate registration statements if the conversion of the September Initial Debenture and/or exercise of the September Initial Warrant results in the issuance of shares exceeding the number being registered under this prospectus, or if YA exercises its September Option in full or in part. See “The YA Transactions — September Convertible Debentures” for additional discussion.
August Convertible Debentures
On August 2, 2023, we entered into the August Purchase Agreement in connection with the issuance and sale by us of the August Initial Debenture, which consists of convertible debentures in an aggregate principal amount of $27.9 million, and pursuant to which the Company granted YA an option (the “August Option”) to purchase additional convertible debentures in an aggregate principal amount of up to $53.2 million subject to the terms and conditions set forth in the August Purchase Agreement (the “August Option Debenture,” and together with the August Initial Debenture, the “August Convertible Debentures”). The issuance of the August Initial Debenture and the August Initial Warrant was exempt from registration pursuant to Section 4(a)(2) of the Securities Act. YA represented to us that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that each of the August Initial Debenture and the August Initial Warrant was acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.
In addition, in connection with the August Purchase Agreement, the Company issued to YA the August Initial Warrant to purchase 49,637,448 shares of Common Stock at an exercise price of $0.5358. If YA exercises the August Option, the Company will issue to YA an additional warrant (the “August Option Warrant,” and together with the August Initial Warrant, the “August Warrants”) for a number of shares of Common Stock determined by dividing the principal amount so exercised (up to $53.2 million) by 0.5358.
In addition to the above, this prospectus relates to the offer and sale by YA of shares of Common Stock issuable upon conversion of the August Initial Debenture and the shares underlying the August Initial Warrant. We may also file one or more separate registration statements if the conversion of the August Initial Debenture and/or exercise of the August Initial Warrant results in the issuance of shares exceeding the number being registered under this prospectus, or if YA exercises its August Option in full or in part. See “The YA Transactions — August Convertible Debentures” for additional discussion.

June Convertible Debentures
On June 30, 2023, we entered into the June Purchase Agreement in connection with the issuance and sale by us of the June Initial Debenture, which consists of convertible debentures in an aggregate principal amount of $26.6 million, and pursuant to which the Company granted YA an option (the “June Option”) to purchase additional convertible debentures in an aggregate principal amount of up to $53.2 million subject to the terms and conditions set forth in the June Purchase Agreement (the “June Option Debenture,” and together with the June Initial Debenture, the “June Convertible Debentures”). The issuance of the June Initial Debenture and the June Initial Warrant was exempt from registration pursuant to Section 4(a)(2) of the Securities Act. YA represented to us that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that each of the June Initial Debenture and the June Initial Warrant was acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.
In addition, in connection with the June Purchase Agreement, the Company issued to YA the June Initial Warrant to purchase 49,637,448 shares of Common Stock at an exercise price of $0.5358. If YA had exercised the June Option, the Company would have issued to YA an additional warrant (the “June Option Warrant,” and together with the June Initial Warrant, the “June Warrants”) for a number of shares of Common Stock determined by dividing the principal amount so exercised (up to $53.2 million) by 0.5358. YA did not exercise the June Option, which expired October 13, 2023.
In addition to the above, this prospectus relates to the offer and sale by YA of shares of Common Stock issuable upon conversion of the June Initial Debenture and the shares underlying the June Initial Warrant. We may also file one or more separate registration statements if the conversion of the June Initial Debenture and/or exercise of the June Initial Warrant results in the issuance of shares exceeding the number being registered under this prospectus. See “The YA Transactions — June Convertible Debentures” for additional discussion. The shares being registered under this prospectus relating to the June Purchase Agreement are in addition to the shares previously registered in the Form S-3 filed on August 4, 2023 and declared effective on August 15, 2023 relating to 149,637,448 shares.
The foregoing description of the Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the securities purchase agreements, copies of which were filed as exhibits to the Company’s Current Reports on Form 8-K filed with the SEC on September 26, 2023, August 4, 2023 and July 7, 2023, respectively, and are incorporated herein by reference.

SECURITIES OFFERED
Shares of Common Stock Offered by the Selling Stockholder
Up to 267,632,968 shares of Common Stock that may be issued to YA, consisting of (i) shares of Common Stock that may be issued under the June Purchase Agreement pursuant to convertible debentures in an aggregate principal amount of $26.6 million, (ii) shares of Common Stock that may be issued under the August Purchase Agreement pursuant to convertible debentures in an aggregate principal amount of $27.9 million, (iii) shares of Common Stock that may be issued under the September Purchase Agreement pursuant to convertible debentures in an aggregate principal amount of $15.0 million, (iv) shares of Common Stock that may be issued pursuant to the June Initial Warrant to purchase 49,637,448 shares of Common Stock at an exercise price of $0.5358, (v) shares of Common Stock that may be issued pursuant to the August Initial Warrant to purchase 49,637,448 shares of Common Stock at an exercise price of $0.5358, and (vi) shares of Common Stock that may be issued pursuant to the September Initial Warrant to purchase 27,995,520 shares of Common Stock at an exercise price of $0.5358. We cannot predict the total number of shares that will be issued pursuant to the Initial Debentures and the Initial Warrants.
Shares of Common Stock Outstanding Prior to this Offering
694,931,024 shares of Common Stock (as of October 20, 2023).
Shares of Common Stock Outstanding After this
Offering
962,563,992 shares of Common Stock, assuming the sale of a total of 267,632,968 shares of Common Stock pursuant to the Initial Debentures and Initial Warrants. The actual number of shares will vary depending upon the number of shares we sell under the Purchase Agreements.
Use of Proceeds
We will not receive any proceeds from the sale of shares of Common Stock included in this prospectus by the Selling Stockholder. We have received approximately $62.5 million in aggregate gross proceeds from the sale of the Initial Debentures to YA, and may receive up to approximately $68.2 million in proceeds upon payment of the exercise price of the Initial Warrants, from time to time after the date of this prospectus. We expect that the proceeds we receive from sales of our Common Stock to YA under the Purchase Agreements will be used for working capital and general corporate purposes. See “Use of Proceeds.”
Market for Common Stock
Our Common Stock is currently traded on the Nasdaq Capital Market under the symbol “GOEV.”
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and any applicable prospectus supplement, and discussed under “Part I, Item 1A. Risk Factors” contained in our most recent Annual Report on Form 10-K, and subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus and any applicable prospectus supplement in their entirety, together with other information in this prospectus and any applicable prospectus supplement, the documents incorporated by reference herein and therein. See the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in our securities.
Additional Risks Related to this Offering and Our Common Stock
Our current business plans require a significant amount of capital. If we are unable to obtain sufficient funding or do not have access to capital, we may not be able to execute our business plans and our prospects, financial condition and results of operations could be materially adversely affected.
We have experienced operating losses, and we expect to continue to incur operating losses as we implement our business plans. We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business. We expect to expend capital with significant outlays directed both toward bringing our current vehicle programs to market as well as developing additional vehicles, along with related products and service offerings. The fact that we have a limited operating history means we have limited historical data on the demand for our EVs and other products. As a result, our capital requirements are uncertain and actual capital requirements may be different from those we currently anticipate. In addition, new opportunities for growth in future product lines and markets may arise and may require additional capital.
As an early-stage growth company, our ability to access capital is critical. We expect that we will need to raise additional capital in order to continue to execute our business plans in the future, and we plan to seek additional equity and/or debt financing, including by offering additional equity, and/or equity-linked securities, through one or more credit facilities and potentially by offering debt securities, to finance a portion of our future expenditures.
The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our stockholders. Our ability to obtain the necessary additional financing to carry out our business plans or to refinance, if necessary, any outstanding debt when due is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds on favorable terms, we may have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any such funding or we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations and our prospects, financial consolidated results of operations could be materially adversely affected, in which case our investors could lose some or all of their investment.
Our stock price may be volatile or may decline regardless of our operating performance, and if YA converts some or all of its June Convertible Debentures, August Convertible Debentures or September Convertible Debentures, or exercises some or all of its June Warrants, August Warrants or September Warrants, YA may not be able to or want to sell the resulting shares that it receives at a favorable price.
The stock market generally, and our Common Stock in particular, has experienced price and volume fluctuations. As a result of this volatility, YA might not be able to sell any Common Stock received upon conversion of any June Convertible Debentures, August Convertible Debentures or September Convertible Debentures, or exercise of its June Warrants, August Warrants or September Warrants, at a favorable price. The market price for our Common Stock might continue to fluctuate significantly in response to various factors, some of which are beyond our control. These factors include, but are not limited to:
•
changes to the electric car industry, including demand and regulations;

•
our ability to compete successfully against current and future competitors;

•
competitive pricing pressures;

•
our ability to obtain working capital financing;

•
additions or departures of key personnel;

•
sales of our common stock;

•
our ability to execute our growth strategy;

•
operating results that fall below expectations;

•
loss of any strategic relationship;

•
regulatory developments; and

•
economic and other external factors.

In addition, the stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These fluctuations might be even more pronounced in the new trading market for our stock. Additionally, securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results, and financial condition.
Substantial blocks of our Common Stock may be sold into the market as a result of the securities sold to YA under the Purchase Agreements, which may cause the price of our Common Stock to decline.
The price of our Common Stock could decline if there are substantial sales of shares of our Common Stock, if there is a large number of shares of our Common Stock available for sale, or if there is the perception that these sales could occur.
On June 30, 2023, we entered into the June Purchase Agreement with YA. Pursuant to the June Purchase Agreement, we issued to YA the June Initial Debenture and the June Initial Warrant. The June Initial Debenture will mature on August 30, 2024, and may be extended at YA’s option. The June Initial Debenture is convertible at the option of YA. The June Initial Warrant is immediately exercisable and will expire on June 30, 2028. In addition, the Company granted YA the June Option to purchase the June Option Debenture in an aggregate principal amount up to $53.2 million subject to the terms and conditions set forth in the June Purchase Agreement. YA did not exercise the June Option, which expired on October 13, 2023.
Further, on August 2, 2023, we entered into the August Purchase Agreement with YA. Pursuant to the August Purchase Agreement, we issued to YA the August Initial Debenture and the August Initial Warrant. The August Initial Debenture will mature on October 2, 2024, and may be extended at YA’s option. The August Initial Debenture is convertible at the option of YA. The August Initial Warrant is immediately exercisable and will expire on August 2, 2028. In addition, the Company granted YA the August Option to purchase the August Option Debenture in an aggregate principal amount up to $53.2 million subject to the terms and conditions set forth in the August Purchase Agreement. If YA exercises the August Option, we will issue to YA the August Option Warrant for a number of shares of Common Stock determined by dividing the principal amount so exercised (up to $53.2 million) by 0.5358. The August Option has not been exercised at this time.
Further, on September 26, 2023, we entered into the September Purchase Agreement with YA. Pursuant to the September Purchase Agreement, we issued additional convertible debentures in an aggregate principal amount of $15.0 million, and pursuant to which the Company granted YA an option to purchase additional convertible debentures in an aggregate principal amount of up to $30.0 million subject to the terms and conditions set forth in the September Purchase Agreement. In addition, the Company issued to YA an additional warrant to purchase 27,995,520 shares of Common Stock at an exercise price of $0.5358. If YA exercises its option under the September Purchase Agreement, the Company will issue to YA an additional warrant for a number of shares of Common Stock determined by dividing the principal amount so exercised (up to $30.0 million) by 0.5358. The September Option has not been exercised at this time.
Any issuance of shares of Common Stock pursuant to the Initial Debentures, Initial Warrants, and, if either the August Option or the September Option are exercised, the debentures and warrants issuable under the Purchase Agreements, will dilute the percentage ownership of stockholders and may dilute the per share projected earnings (if any) or book value of our Common Stock. Sales of a substantial number of shares of our Common Stock in the public market or other issuances of shares of our Common Stock, or the perception that these sales or issuances could occur, could cause the market price of our Common Stock to decline and may make it more difficult for you to sell your shares at a time and price that you deem appropriate.
It is not possible to predict the actual number of shares we will issue under the Initial Debentures or the Initial Warrants to the Selling Stockholder at any one time or in total, or the actual gross proceeds resulting from those sales.
Under the Purchase Agreements, the Initial Debentures are convertible at YA’s option, into a number of shares of Common Stock equal to the applicable Conversion Amount applicable to the Initial Debentures, respectively. In addition, there is no guarantee that YA will exercise the Initial Warrants, in full or in part. Issuance of our Common Stock, if any, to YA under the Purchase Agreements will depend upon market conditions and other factors. YA may ultimately decide to convert all, some or none of the Initial Debentures, and may ultimately decide to exercise all, some or none of the Initial Warrants. In addition, YA may choose to exercise all, some or none of its August Option or its September Option.
Because the Conversion Amount may be based on the Variable Conversion Price, the shares issued to YA under the Initial Debentures may fluctuate based on the market prices of our Common Stock. It is not possible for us to predict, as of the date of this prospectus and prior to any such issuance, the Conversion Amount YA will request, if any, and the number of shares of Common Stock that we will issue to YA under the Initial Debentures.
In addition, unless we obtain stockholder approval, we will not be able to issue shares of Common Stock in excess of the Exchange Cap under the September Purchase Agreement in accordance with applicable Nasdaq rules. Depending on the market prices of our Common Stock in the future, this could be a significant limitation on the ability of YA to exercise the September Initial Warrant, or could affect YA’s decision whether to convert any September Convertible Debentures. Thus, there is no guarantee we will receive additional proceeds from the September Purchase Agreement.
If, based on the price of our Common Stock, more than 267,632,968 shares will be issuable to YA under the Initial Debentures and the Initial Warrants, collectively, or if YA exercises its August Option or its September Option, and the Exchange Cap provisions (which apply solely to shares of our Common Stock issuable under the September Purchase Agreement) and other limitations in the Purchase Agreements would allow us to do so, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA of any such additional shares of our Common Stock and the SEC would have to declare such registration statement or statements effective before we could sell additional shares.
Further, the resale by YA of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile.
Investors who buy shares at different times will likely pay different prices.
Pursuant to the Initial Debentures, the number of shares of Common Stock issuable thereunder may vary. In addition, YA may exercise its August Option or its September Option, subject to compliance with applicable Nasdaq rules. YA may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from YA in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from YA in this offering as a result of future sales made by us to YA at prices lower than the prices such investors paid for their shares in this offering.
We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
We currently intend to use the net proceeds from the offering of securities under this prospectus for working capital and general corporate purposes, as described in the section of this prospectus entitled “Use of Proceeds.” We will have broad discretion in the application of the net proceeds in the category of general corporate purposes and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.
The precise amount and timing of the application of these proceeds will depend upon a number of factors, such as our funding requirements and the availability and costs of other funds. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Depending on the outcome of our efforts and other unforeseen events, our plans and priorities may change and we may apply the net proceeds of this offering in different manners than we currently anticipate.
The failure by our management to apply these funds effectively could harm our business, financial condition and results of operations. Pending their use, we may invest the net proceeds from this offering in short-term, interest-bearing instruments. These investments may not yield a favorable return to our securityholders.
If we do not maintain a current and effective prospectus relating to the Common Stock issuable upon conversion of the June Convertible Debentures, the August Convertible Debentures or the September Convertible Debentures, YA may be unable to convert the June Convertible Debentures, the August Convertible Debentures or the September Convertible Debentures.
If we do not maintain a current and effective prospectus relating to the shares of Common Stock issuable upon conversion of the June Convertible Debentures, the August Convertible Debentures or the September Convertible Debentures, respectively, at the time that YA wishes to convert such June Convertible Debentures, August Convertible Debentures or September Convertible Debentures, we will be unable to issue freely tradable shares of Common Stock upon such conversions. As a result, YA may not receive Common Stock upon conversion or may not be able to sell any issued Common Stock. Although this could constitute an event of default under the June Convertible Debentures, the August Convertible Debentures or the September Convertible Debentures, respectively, entitling holders to accelerate payment of the June Convertible Debentures, the August Convertible Debentures or the September Convertible Debentures, respectively, there can be no assurance that we will be able to pay such accelerated amounts at such time, or such payments could be less economically advantageous than if the holder had received freely tradable shares upon conversion.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that are subject to risks and uncertainties. We have based these forward- looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.
Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward- looking statements. Below is a summary of certain material factors that may make an investment in our Common Stock speculative or risky.
•
We are an early stage company with a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future.

•
We may be unable to adequately control the costs associated with our operations.

•
Our current business plans require a significant amount of capital. If we are unable to obtain sufficient funding or do not have access to capital, we will be unable to execute our business plans and our prospects, financial condition and results of operations could be materially adversely affected.

•
Our management has performed an analysis of our ability to continue as a going concern and has identified substantial doubt about our ability to continue as a going concern. If we are unable to obtain sufficient additional funding or do not have access to additional capital, we will be unable to execute our business plans and could be required to terminate or significantly curtail our operations.

•
We have been notified by The Nasdaq Stock Market LLC of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our Common Stock could be delisted from Nasdaq, which would have an adverse impact on the trading, liquidity, and market price of our Common Stock.

•
The issuance of shares of our Common Stock upon the conversion of the securities issued pursuant to the Purchase Agreements and other securities purchase agreements entered into by the Company will continue to increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

•
Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults or non-performance by financial institutions could adversely affect our current financial condition and projected business operations.

•
We have not achieved positive operating cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

•
Our financial results may vary significantly from period to period due to fluctuations in our operating costs, product demand and other factors.

•
Our limited operating history makes evaluating our business and future prospects difficult and increases the risk of your investment.

•
We previously identified material weaknesses in our internal control over financial reporting. Although the weaknesses previously identified have been remediated, if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

•
If we fail to manage our growth effectively, we may not be able to design, develop, manufacture, market and launch our EVs successfully.

•
We are highly dependent on the services of our key employees and senior management and, if we are unable to attract and retain key employees and hire qualified management, technical and EV engineering personnel, our ability to compete could be harmed.

•
We face significant barriers to manufacture and bring our EVs to market, and if we cannot successfully overcome those barriers our business will be negatively impacted.

•
Customers who have committed to purchase significant amounts of our vehicles may purchase significantly fewer vehicles than we currently anticipate or none at all. In that case, we will not realize the revenue we expect from these customers.

•
Our ability to develop and manufacture EVs of sufficient quality and appeal to customers on schedule and on a large scale is unproven and still evolving.

•
We will depend initially on revenue generated from a single EV model and in the foreseeable future will be significantly dependent on a limited number of models.

•
There is no guarantee that we will be able to develop our software platform, Canoo Digital Ecosystem, or that if we are able to develop it, that we will obtain the revenue and other benefits we expect from it.

•
We may fail to attract new customers in sufficient numbers or at sufficient rates or at all or to retain existing customers.

•
If our EVs fail to perform as expected, our ability to develop, market and deploy our EVs could be harmed.

•
Our distribution model may expose us to risk and if unsuccessful may impact our business prospects and results of operations.

•
We face legal, regulatory and legislative uncertainty in how our go-to-market models will be interpreted under existing and future law, including the potential inability to protect our intellectual property rights, and we may be required to adjust our consumer business model in certain jurisdictions as a result.

•
If we fail to successfully build and tool our manufacturing facilities and/or if we are unable to establish or continue a relationship with a contract manufacturer or if our manufacturing facilities become inoperable, we will be unable to produce our vehicles and our business will be harmed.

•
We may not be able to realize the non-dilutive financial incentives offered by the States of Oklahoma and Arkansas where we will develop our own manufacturing facilities.

•
Developing our own manufacturing facilities for production of our EVs could increase our capital expenditures and delay or inhibit production of our EVs.

•
We have no experience to date in high volume manufacture of our EVs.

•
We may experience significant delays in the design, production and launch of our EVs, which could harm our business, prospects, financial condition and operating results.

•
Increases in costs, disruption of supply or shortage of raw materials and other components used in our vehicles, in particular lithium-ion battery cells, could harm our business.

•
We depend upon third parties to manufacture and to supply key components and services necessary for our vehicles. We do not have long-term agreements with all of our manufacturers and suppliers, and if these manufacturers or suppliers become unwilling or unable to provide these key components and services we would not be able to find alternative sources in a timely manner and our business would be adversely impacted.

•
We are or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

•
The automotive market is highly competitive and technological developments by our competitors may adversely affect the demand for our EVs and our competitiveness in this industry.

•
Our EVs are based on the use of complex and novel steer-by-wire technology that is unproven on a wide commercial scale and rely on software and hardware that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.

•
We are subject to cybersecurity risks to our operational systems, security systems, infrastructure, integrated software in our EVs and customer data processed by us or third-party vendors.

•
Economic, regulatory, political and other events, including the rise in interest rates, heightened inflation, slower growth or recession, issues with supply chain, shortage of labor and the war in Ukraine, adversely affect our financial results.

•
Our ability to meet the timelines we have established for production and manufacturing milestones of our EVs is uncertain.

Importantly, the summary above does not address all the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized herein, as well as other risks and uncertainties that we face, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein. The above summary is qualified in its entirety by those more complete discussions of such risks and uncertainties. Given such risks and uncertainties, you should not place undue reliance on forward-looking statements.
We derive many of our forward-looking statements from our operating budgets and forecasts, which are based on many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.
All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”
We caution you that the important factors referenced above may not contain all of the factors that are important to you. We cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with forward-looking statements, those results or developments may not be indicative of results or developments in subsequent periods. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS
This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by YA pursuant to the Purchase Agreements. All of the Common Stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales.
We have received approximately $62.5 million in aggregate proceeds pursuant to the issuance of the Initial Debentures, and we may receive up to approximately $68.2 million for the exercise of the Initial Warrants. However, we are unable to estimate the actual amount of proceeds that we may receive pursuant to the Purchase Agreements, as it will depend on if and to what extent YA exercises the Initial Warrants, our ability to meet any conditions set forth in the Purchase Agreements, market conditions and the price of shares of our Common Stock, among other factors.
We expect to use any proceeds that we receive under the Purchase Agreements for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

DETERMINATION OF OFFERING PRICE
We cannot currently determine the price or prices at which shares of our Common Stock may be sold by the Selling Stockholder under this prospectus as the price will be determined by the prevailing public market price for shares of our Common Stock, by negotiations between the Selling Stockholder and the buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

SELLING STOCKHOLDER
This prospectus relates to the possible resale from time to time by YA of up to 267,632,968 shares of our Common Stock that may be issued by us to YA under the Purchase Agreements in connection with the Initial Debentures and the Initial Warrants. For additional information regarding the issuance of Common Stock covered by this prospectus, see the section titled “The YA Transactions” below. We have previously entered into other transactions with YA as further described in this prospectus and current reports which are incorporated by reference into this prospectus. See “Incorporation of Documents by Reference.”
The table below presents information regarding the Selling Stockholder and the shares of Common Stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the Selling Stockholder may offer under this prospectus. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them or if it will exercise the Initial Warrants, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholder has voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 694,931,024 shares of our Common Stock outstanding on October 20, 2023. The number of shares that may actually be sold by YA pursuant to the Initial Debentures or that may be exercised under the Initial Warrants may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.
	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering(1)
Name of Selling Stockholder	Number	Percent		Number	Percent
YA II PN, LTD.(2)	0	0%	267,632,968	0	0%

(1)
Assumes the sale of all shares being offered pursuant to this prospectus, which includes the shares of Common Stock underlying the Initial Debentures and the shares of Common Stock underlying the Initial Warrants, with no exercise of the August Option or the September Option. Depending on the market price of our Common Stock and the conversion price of our Common Stock pursuant to the Purchase Agreements, we may need to issue to YA under the Purchase Agreements more shares of our Common Stock than are offered under this prospectus in order to issue to YA the aggregate principal amount of $69.5 million plus all accrued and unpaid interest of Common Stock pursuant to the Initial Debentures under the Purchase Agreements. If we must issue more than 267,632,968 shares of Common Stock to YA pursuant to the Initial Debentures and the Initial Warrants, collectively, or if YA exercises its August Option or its September Option, we must first register for resale under the Securities Act such additional shares. The shares being registered under this prospectus relating to the June Purchase Agreement are in addition to the shares previously registered in the Form S-3 filed on August 4, 2023 and declared effective on August 15, 2023 relating to 149,637,448 shares.

(2)
YA is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

THE YA TRANSACTIONS
September Convertible Debentures
On September 26, 2023, we entered into the September Purchase Agreement in connection with the issuance and sale by us of the September Initial Debenture, which consists of convertible debentures in an aggregate principal amount of $15.0 million, and pursuant to which the Company granted YA the September Option to purchase the September Option Debenture in an aggregate principal amount of up to $30.0 million subject to the terms and conditions set forth in the September Purchase Agreement. The issuance of the September Initial Debenture and the September Initial Warrant was exempt from registration pursuant to Section 4(a)(2) of the Securities Act. YA represented to us that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that each of the September Initial Debenture and the September Initial Warrant was acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.
In addition, in connection with the September Purchase Agreement, the Company issued to YA the September Initial Warrant to purchase 27,995,520 shares of Common Stock at an exercise price of $0.5358. If YA exercises the September Option, the Company will issue to YA the September Option Warrant for a number of shares of Common Stock determined by dividing the principal amount so exercised (up to $30.0 million) by 0.5358.
This prospectus relates to the offer and sale by YA of shares of Common Stock issuable upon conversion of the September Initial Debenture and the shares underlying the September Initial Warrant. If the conversion of the September Initial Debenture and/or exercise of the September Initial Warrant results in the issuance of shares exceeding the number being registered under this prospectus, or if YA exercises its September Option in full or in part, we could be required to file one or more additional registration statements. See “— Registration Rights Agreements.”
The September Convertible Debentures bear interest at a rate of 3.0% per annum, subject to increase to 15.0% per annum upon the occurrence of certain events of default, including, but not limited to, failing to comply with certain registration requirements in the September Registration Rights Agreement (as defined herein). The September Initial Debenture will mature on November 26, 2024, and may be extended at YA’s option. The September Option Debenture, to the extent issued, will mature 14 months after the date the September Option Debenture is issued. The September Initial Debenture was purchased at a purchase price equal to 83.5% of aggregate principal amount, resulting in gross proceeds to the Company of approximately $12.5 million. If YA exercises its September Option, the September Option Debenture will be purchased at a purchase price equal to 94.0% of the aggregate principal amount of the September Option Debenture, which, if purchased, will result in gross proceeds to the Company of up to approximately $28.2 million based on the amount exercised. The September Option may only be exercised by YA during the period of 20 trading days following October 6, 2023, the date on which the Company announced the voting results of the proposals considered and voted on at the Special Meeting.
The September Convertible Debentures are convertible at the option of the holder into a number of shares of Common Stock, equal to the applicable Conversion Amount (as defined below) divided by the lower of (a)(i) in the case of the September Initial Debenture, $0.50 per share and (ii) in the case of the September Option Debenture, $0.5358 per share (each of (i) and (ii), the “Fixed Conversion Price”) and (b) the Variable Conversion Price, but not lower than the Floor Price. The September Convertible Debentures may be converted in whole or in part, at any time and from time to time, subject to the Exchange Cap (as defined below). The Conversion Amount with respect to any requested conversion will equal the principal amount requested to be converted plus all accrued and unpaid interest on the September Convertible Debentures as of such conversion. In addition, no conversion will be permitted to the extent that, after giving effect to such conversion, the holder together with the certain related parties would beneficially own in excess of 9.99% of the Common Stock outstanding immediately after giving effect to such conversion, subject to certain adjustments.
We will not issue any Common Stock upon conversion of the September Convertible Debentures held by YA if the issuance of such shares of Common Stock underlying the September Convertible Debentures would exceed the aggregate number of shares of Common Stock that we may issue upon conversion of the

September Convertible Debentures in compliance with our obligations under the rules or regulations of Nasdaq. The Exchange Cap will not apply under certain circumstances, including if the Company obtains the approval of its stockholders as required by the applicable rules of Nasdaq for issuances of shares of Common Stock in excess of such amount. The September Convertible Debentures provide us, subject to certain conditions, with an optional redemption right pursuant to which we, upon 10 trading days’ prior written notice to YA (the “Redemption Notice”), may redeem, in whole or in part, all amounts outstanding under the September Convertible Debentures; provided that the trading price of the Common Stock is less than the applicable Fixed Conversion Price at the time of the Redemption Notice. The redemption amount shall be equal to the outstanding principal balance being redeemed by the Company, plus the redemption premium of 5.0% of the principal amount being redeemed, plus all accrued and unpaid interest in respect of such redeemed principal amount.
Upon the occurrence of certain trigger events, we will be required to make monthly cash payments of principal in the amount of $3,750,000 (or such lesser amount as may then be outstanding) plus a premium equal to 5.0% of such principal amount plus all accrued and unpaid interest as of such payment. Such payments will commence 10 trading days following the occurrence of a trigger event and continue on a monthly basis thereafter until the September Convertible Debentures are repaid in full or until the conditions causing the trigger event are addressed in the manner provided for in the September Convertible Debentures.
The September Initial Warrant is immediately exercisable and will expire on September 26, 2028. The September Option Warrant, to the extent issued, will be issued on the same terms as the September Initial Warrant except that the exercise price of the September Option Warrant will be $0.67 per share. The September Warrants include customary adjustment provisions for stock splits, combinations and similar events. Prior to obtaining stockholder approval, we may not issue any shares of Common Stock that exceed the number of shares that it may issue pursuant to Nasdaq rules (including, without limitation, the Exchange Cap) under the September Warrants or other warrants subsequently issued to YA.
Under applicable Nasdaq rules and the September Purchase Agreement, in no event may we issue or sell to YA shares of our Common Stock in excess of 128,589,373 shares (which number of shares represents approximately 19.99% of the aggregate number of shares of Common Stock issued and outstanding as of September 26, 2023, the date upon which we entered into the September Purchase Agreement with YA (the “Exchange Cap”), unless we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap. In any event, we may not issue or sell any shares of our Common Stock under the September Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules. As of October 23, 2023, we have not sold to YA any shares of our Common Stock under the convertible debentures issued in connection with the September Purchase Agreement. There are 128,589,373 remaining shares of Common Stock that may be issued pursuant to the September Purchase Agreement prior to being capped by the Exchange Cap.
August Convertible Debentures
On August 2, 2023, we entered into the August Purchase Agreement in connection with the issuance and sale by us of the August Initial Debenture, which consists of convertible debentures in an aggregate principal amount of $27.9 million, and pursuant to which the Company granted YA the August Option to purchase the August Option Debenture in an aggregate principal amount of up to $53.2 million subject to the terms and conditions set forth in the August Purchase Agreement. The issuance of the August Initial Debenture and the August Initial Warrant was exempt from registration pursuant to Section 4(a)(2) of the Securities Act. YA represented to us that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that each of the August Initial Debenture and the August Initial Warrant was acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.
In addition, in connection with the August Purchase Agreement, the Company issued to YA the August Initial Warrant to purchase 49,637,448 shares of Common Stock at an exercise price of $0.5358. If YA exercises the August Option, the Company will issue to YA the August Option Warrant for a number of shares of Common Stock determined by dividing the principal amount so exercised (up to $53.2 million) by 0.5358.

In addition to the above, this prospectus relates to the offer and sale by YA of shares of Common Stock issuable upon conversion of the August Initial Debenture and the shares underlying the August Initial Warrant. If the conversion of the August Initial Debenture and/or exercise of the August Initial Warrant results in the issuance of shares exceeding the number being registered under this prospectus, or if YA exercises its August Option in full or in part, we could be required to file one or more additional registration statements. See “— Registration Rights Agreements.”
The August Convertible Debentures bear interest at a rate of 3.0% per annum, subject to increase to 15.0% per annum upon the occurrence of certain events of default, including, but not limited to, failing to comply with certain registration requirements in the August Registration Rights Agreement (as defined herein). The August Initial Debenture will mature on October 2, 2024, and may be extended at YA’s option. The August Option Debenture, to the extent issued, will mature 14 months after the date the August Option Debenture is issued. The August Initial Debenture was purchased at a purchase price equal to 94.0% of aggregate principal amount, resulting in gross proceeds to the Company of approximately $25.0 million. If YA exercises its August Option, the August Option Debenture will be purchased at a purchase price equal to 94.0% of the aggregate principal amount of the August Option Debenture, which, if purchased, will result in gross proceeds to the Company of up to approximately $50.0 million based on the amount exercised. The August Option may only be exercised by YA during the period of 20 trading days following October 6, 2023, the date on which the Company announced the voting results of the proposals considered and voted on at the Special Meeting.
The August Convertible Debentures are convertible at the option of the holder into a number of shares of Common Stock, equal to the applicable Conversion Amount divided by the lower of (a) the Fixed Conversion Price and (b) the Variable Conversion Price, but not lower than the Floor Price. The August Convertible Debentures may be converted in whole or in part, at any time and from time to time. The Conversion Amount with respect to any requested conversion will equal the principal amount requested to be converted plus all accrued and unpaid interest on the August Convertible Debentures as of such conversion. In addition, no conversion will be permitted to the extent that, after giving effect to such conversion, the holder together with the certain related parties would beneficially own in excess of 9.99% of the Common Stock outstanding immediately after giving effect to such conversion, subject to certain adjustments.
As a result of approval by our stockholders at the Special Meeting, we may issue any Common Stock upon conversion of the August Convertible Debentures held by YA in compliance with our obligations under the rules or regulations of Nasdaq. The August Convertible Debentures provide us, subject to certain conditions, with an optional redemption right pursuant to which we, upon 10 trading days’ prior written notice to YA, may redeem, in whole or in part, all amounts outstanding under the August Convertible Debentures; provided that the trading price of the Common Stock is less than the applicable Fixed Conversion Price at the time of the Redemption Notice. The redemption amount shall be equal to the outstanding principal balance being redeemed by the Company, plus the redemption premium of 5.0% of the principal amount being redeemed, plus all accrued and unpaid interest in respect of such redeemed principal amount.
Upon the occurrence of certain trigger events, we will be required to make monthly cash payments of principal in the amount of $7,500,000 (or such lesser amount as may then be outstanding) plus a premium equal to 5.0% of such principal amount plus all accrued and unpaid interest as of such payment. Such payments will commence 10 trading days following the occurrence of a trigger event and continue on a monthly basis thereafter until the August Convertible Debentures are repaid in full or until the conditions causing the trigger event are addressed in the manner provided for in the August Convertible Debentures.
The August Initial Warrant is immediately exercisable and will expire on August 2, 2028. The August Option Warrant, to the extent issued, will be issued on the same terms as the August Initial Warrant except that the exercise price of the August Option Warrant will be $0.67 per share. The August Warrants include customary adjustment provisions for stock splits, combinations and similar events.
June Convertible Debentures
On June 30, 2023, we entered into the June Purchase Agreement in connection with the issuance and sale by us of the June Initial Debenture, which consists of convertible debentures in an aggregate principal amount of $26.6 million, and pursuant to which the Company granted YA the June Option to purchase the

June Option Debenture in an aggregate principal amount of up to $53.2 million subject to the terms and conditions set forth in the June Purchase Agreement. YA did not exercise the June Option, which expired October 13, 2023. The issuance of the June Initial Debenture and the June Initial Warrant was exempt from registration pursuant to Section 4(a)(2) of the Securities Act. YA represented to us that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that each of the June Initial Debenture and the June Initial Warrant was acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof. As of October 24, 2023, the principal balance on the June Initial Debenture was $16.0 million.
In addition, in connection with the June Purchase Agreement, the Company issued to YA the June Initial Warrant to purchase 49,637,448 shares of Common Stock at an exercise price of $0.5358.
In addition to the above, this prospectus relates to the offer and sale by YA of shares of Common Stock issuable upon conversion of the June Initial Debenture and the shares underlying the June Initial Warrant. If the conversion of the June Initial Debenture and/or exercise of the June Initial Warrant results in the issuance of shares exceeding the number being registered under this prospectus, we could be required to file one or more additional registration statements. See “— Registration Rights Agreements.” The shares being registered under this prospectus relating to the June Purchase Agreement are in addition to the shares previously registered in the Form S-3 filed on August 4, 2023 and declared effective on August 15, 2023 relating to 149,637,448 shares.
The June Convertible Debentures bear interest at a rate of 3.0% per annum, subject to increase to 15.0% per annum upon the occurrence of certain events of default, including, but not limited to, failing to comply with certain registration requirements in the June Registration Rights Agreement (as defined herein). The June Initial Debenture will mature on August 30, 2024, and may be extended at YA’s option. The June Initial Debenture was purchased at a purchase price equal to 94.0% of aggregate principal amount, resulting in gross proceeds to the Company of approximately $25.0 million.
The June Convertible Debentures are convertible at the option of the holder into a number of shares of Common Stock, equal to the applicable Conversion Amount divided by the lower of (a) the Fixed Conversion Price and (b) the Variable Conversion Price, but not lower than the Floor Price. The June Convertible Debentures may be converted in whole or in part, at any time and from time to time. The Conversion Amount with respect to any requested conversion will equal the principal amount requested to be converted plus all accrued and unpaid interest on the June Convertible Debentures as of such conversion. In addition, no conversion will be permitted to the extent that, after giving effect to such conversion, the holder together with the certain related parties would beneficially own in excess of 9.99% of the Common Stock outstanding immediately after giving effect to such conversion, subject to certain adjustments.
As a result of approval by our stockholders at the Special Meeting, we may issue any Common Stock upon conversion of the June Convertible Debentures held by YA in compliance with our obligations under the rules or regulations of Nasdaq. The June Convertible Debentures provide us, subject to certain conditions, with an optional redemption right pursuant to which we, upon 10 trading days’ prior written notice to YA, may redeem, in whole or in part, all amounts outstanding under the June Convertible Debentures; provided that the trading price of the Common Stock is less than the applicable Fixed Conversion Price at the time of the Redemption Notice. The redemption amount shall be equal to the outstanding principal balance being redeemed by the Company, plus the redemption premium of 5.0% of the principal amount being redeemed, plus all accrued and unpaid interest in respect of such redeemed principal amount.
Upon the occurrence of certain trigger events, we will be required to make monthly cash payments of principal in the amount of $7,500,000 (or such lesser amount as may then be outstanding) plus a premium equal to 5.0% of such principal amount plus all accrued and unpaid interest as of such payment. Such payments will commence 10 trading days following the occurrence of a trigger event and continue on a monthly basis thereafter until the June Convertible Debentures are repaid in full or until the conditions causing the trigger event are addressed in the manner provided for in the June Convertible Debentures.
The June Initial Warrant is immediately exercisable and will expire on June 30, 2028. The June Initial Warrant includes customary adjustment provisions for stock splits, combinations and similar events.

The foregoing description of the Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the securities purchase agreements, copies of which were filed as exhibits to the Company’s Current Reports on Form 8-K filed with the SEC on September 26, 2023, August 4, 2023 and July 7, 2023, respectively, and are incorporated herein by reference.
Short-Selling or Hedging by YA; Pledging of Securities
YA has agreed that, during the term of the Purchase Agreements, respectively, neither YA nor its affiliates will engage in certain short sales or hedging transactions which establish a net short position with respect to our Common Stock. Notwithstanding anything to the contrary contained in the Purchase Agreements, YA may pledge the securities under the Purchase Agreements in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by securities issued under the Purchase Agreements.
Termination of the Purchase Agreements
Pursuant to the Purchase Agreements, YA has the right to terminate its obligations under the Purchase Agreements, respectively, with respect to itself at any time.
Effect of Performance of the Purchase Agreements on our Stockholders
All shares of Common Stock that have been or may be issued by us to YA under the Purchase Agreements pursuant to the conversion of the Initial Debentures or exercise of the Initial Warrants that are being registered under the Securities Act for resale by YA under this prospectus are expected to be freely tradable. The resale by YA of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Issuance of our Common Stock, if any, to YA under the Purchase Agreements will depend upon whether YA converts any portion of the Initial Debentures or exercises any amount of the Initial Warrants, market conditions and other factors.
Depending on market prices of shares of our Common Stock, other limitations in the Purchase Agreements and, in the case of the September Convertible Debentures, subject to the Exchange Cap, we may need to issue additional shares to YA under the Purchase Agreements pursuant to the Initial Debentures than are offered under this prospectus in order issue an aggregate of $69.5 million plus all accrued and unpaid interest shares to YA. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale under pursuant to the Purchase Agreements is dependent upon the number of shares issuable to YA pursuant to the Initial Debentures and the Initial Warrants, and whether YA exercises its August Option or its September Option, respectively.
Registration Rights Agreements
In connection with each of the Purchase Agreements, on the dates thereof, we entered into a registration rights agreement (in the case of the June Purchase Agreement, the “June Registration Rights Agreement,” in the case of the August Purchase Agreement, the “August Registration Rights Agreement,” in the case of the September Purchase Agreement, the “September Registration Rights Agreements” and, together, the “Registration Rights Agreements”) with YA pursuant to which the Registrable Securities (as defined therein) held by YA, subject to certain conditions, will be entitled to registration under the Securities Act. Pursuant to the Registration Rights Agreements, we are required to file with the SEC (at our sole cost and expense) one or more registration statements (the “Registration Statements”) covering the resale by YA of all shares issuable upon exercise of the Initial Warrants, at least 100,000,000 shares of Common Stock issuable upon conversion of the June Initial Debenture, at least 100,000,000 shares of Common Stock issuable upon conversion of the August Initial Debenture, and at least 60,000,000 shares of Common Stock issuable upon conversion of the September Initial Debenture. On August 4, 2023, we filed a Form S-3 in satisfaction of such requirement in the June Registration Rights Agreement. Following the issuance of the August Option Debenture and the August Option Warrant or the September Option Debenture and the September Option Warrant, if the August Option or the September Option is exercised, the Company shall file one or more additional Registration Statements covering such number of shares of Common Stock as YA shall require, not to exceed 200% of all shares issuable upon conversion of the August Convertible Debentures or the September Convertible Debentures, respectively (assuming conversion at the Floor Price), and upon exercise of the August Warrants or the September Warrants. If the Company fails to file the Registration Statements with the SEC by the applicable filing deadline or obtain effectiveness by the applicable effectiveness deadline, or if a Registration Statement fails to remain continuously effective, if the Company is not permitted to utilize a Registration Statement for a certain period of time, or if the Company fails to comply with certain public information requirements, such event will be deemed an Event of Default (as defined in the form of June Convertible Debentures, August Convertible Debentures and September Convertible Debentures, respectively).

PLAN OF DISTRIBUTION
On September 26, 2023, we entered into the September Purchase Agreement in connection with the issuance and sale by us of the September Initial Debenture, which consists of convertible debentures in an aggregate principal amount of $15.0 million and pursuant to which the Company granted YA the September Option to purchase additional convertible debentures in an aggregate principal amount of up to $30.0 million subject to the terms and conditions set forth in the September Purchase Agreement.
In addition, in connection with the September Purchase Agreement, the Company issued to YA the September Initial Warrant to purchase 27,995,520 shares of Common Stock at an exercise price of $0.5358. If YA exercises the September Option, the Company will issue to YA the September Option Warrant for a number of shares of Common Stock determined by dividing the principal amount so exercised (up to $30.0 million) by 0.5358.
Further, on August 2, 2023, we entered into the August Purchase Agreement in connection with the issuance and sale by us of the August Initial Debenture, which consists of convertible debentures in an aggregate principal amount of $27.9 million and pursuant to which the Company granted YA the August Option to purchase additional convertible debentures in an aggregate principal amount of up to $53.2 million subject to the terms and conditions set forth in the August Purchase Agreement.
In addition, in connection with the August Purchase Agreement, the Company issued to YA the August Initial Warrant to purchase 49,637,448 shares of Common Stock at an exercise price of $0.5358. If YA exercises the August Option, the Company will issue to YA the August Option Warrant for a number of shares of Common Stock determined by dividing the principal amount so exercised (up to $53.2 million) by 0.5358.
Further, on June 30, 2023, we entered into the June Purchase Agreement in connection with the issuance and sale by us of the June Initial Debenture, which consists of convertible debentures in an aggregate principal amount of $26.6 million and pursuant to which the Company granted YA the June Option to purchase additional convertible debentures in an aggregate principal amount of up to $53.2 million subject to the terms and conditions set forth in the June Purchase Agreement. YA did not exercise the June Option, which expired October 13, 2023.
In addition, in connection with the June Purchase Agreement, the Company issued to YA the June Initial Warrant to purchase 49,637,448 shares of Common Stock at an exercise price of $0.5358.
The shares of Common Stock offered by this prospectus are being offered by the Selling Stockholder, YA. We have agreed in each of the Purchase Agreements to provide customary indemnification to YA.
Though we have been advised by YA that it purchased the Initial Debentures and the Initial Warrants for its own account, for investment purposes in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute securities in violation of the Securities Act or any other applicable securities laws, the SEC may take the position that YA may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
It is possible that our shares may be sold from time to time by YA in one or more of the following manners:
•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
to a broker-dealer as principal and resale by the broker-dealer for its account;

•
in a privately negotiated transaction; or

•
a combination of any such methods of sale.

YA has agreed that, during the term of each of the Purchase Agreements, respectively, neither YA nor its affiliates will engage in certain short sales or hedging transactions which establish a net short position with respect to our Common Stock. Notwithstanding anything to the contrary contained in the Purchase

Agreements, YA may pledge the securities under the Purchase Agreements in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by securities issued under the Purchase Agreements.
We have advised YA that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes YA, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.
These restrictions may affect the marketability of the common shares by YA and any unaffiliated broker-dealer.
We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the Selling Stockholder. We estimate that our total expenses for the offering will be approximately $140,709.

LEGAL MATTERS
The validity of any securities offered by this prospectus will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois.

EXPERTS
The financial statements of Canoo Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

CANOO INC.
267,632,968 SHARES OF COMMON STOCK
PROSPECTUS
     , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution
The following table sets forth the fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby. None of the expenses listed below are to be borne by the Selling Stockholder named in the prospectus that forms a part of this registration statement. All amounts are estimates, except for the SEC registration fee:
Amount to be paid
SEC registration fee	$10,709
Legal fees and expenses	100,000
Accounting fees and expenses	25,000
Printing expenses	5,000
Total	$140,709

*
Except for the SEC registration fee, estimated solely for the purposes of this Item 14. Actual expenses may vary.

Item 15.   Indemnification of Directors and Officers
Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
Our bylaws provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.
We are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.
The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act.
We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
Item 16.   Exhibits
Exhibit No	Description
3.1	Second Amended and Restated Certificate of Incorporation of the Company, dated December 21, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2020).
3.2	Certificate of Amendment, dated January 25, 2023, to the Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2023).
3.3	Certificate of Amendment, dated October 6, 2023, to the Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 6, 2023).
3.4	Amended and Restated Bylaws of the Company, dated December 21, 2020 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2020).
3.5	Certificate of Designation of the Company for the 7.5% Series B Cumulative Perpetual Redeemable Preferred Stock, dated October 12, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 12, 2023).
4.1	Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2020).
4.2	Form of Convertible Debenture (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 7, 2023).
4.3	Form of Convertible Debenture (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 4, 2023).
4.4	Form of Convertible Debenture (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 26, 2023).
4.5	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 7, 2023).

Exhibit No		Description
4.6		Form of Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 4, 2023).
4.7		Form of Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 26, 2023).
4.8	Registration Rights Agreement, dated June 30, 2023, by and between Canoo Inc. and YA II PN,
Ltd. (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K
filed with the SEC on July 7, 2023).
4.9		Registration Rights Agreement, dated August 2, 2023, by and between Canoo Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 4, 2023).
4.10		Registration Rights Agreement, dated September 26, 2023, by and between Canoo Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 26, 2023).
5	.1+	Opinion of Kirkland & Ellis LLP.
10.1		Amended and Restated Registration Rights Agreement, dated December 21, 2020, by and among the Company and certain stockholders of the Company (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2020).
10.2	Securities Purchase Agreement, dated June 30, 2023, by and between Canoo Inc. and YA II PN,
Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K
filed with the SEC on July 7, 2023).
10.3	Securities Purchase Agreement, dated August 2, 2023, by and between Canoo Inc. and
YA II PN, Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on
Form 8-K filed with the SEC on August 4, 2023).
10.4	Securities Purchase Agreement, dated September 26, 2023, by and between Canoo Inc. and
YA II PN, Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on
Form 8-K filed with the SEC on September 26, 2023).
23	.1+	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23	.2+	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24	.1+	Powers of Attorney (included on signature page to this registration statement).
107+		Calculation of Registration Fee.

+
Filed herewith.

Item 17.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
(Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on October 24, 2023.
CANOO INC.
By:
/s/ Tony Aquila

Name: Tony Aquila
Title:
Chief Executive Officer and
Executive Chair of the Board

POWER OF ATTORNEY
The undersigned directors and officers of Canoo Inc. hereby appoint each of Tony Aquila, Greg Ethridge, Ramesh Murthy and Hector Ruiz, as attorney-in-fact for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-3 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 24, 2023.
Signature	Title
/s/ Tony Aquila Tony Aquila	Chief Executive Officer and Executive Chair of the Board (Principal Executive Officer)
/s/ Greg Ethridge Greg Ethridge	Chief Financial Officer and Director (Principal Financial Officer)
/s/ Ramesh Murthy Ramesh Murthy	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)
/s/ Foster Chiang Foster Chiang	Director
/s/ Thomas Dattilo Thomas Dattilo	Director
/s/ Claudia Romo Edelman Claudia Romo Edelman	Director
/s/ Arthur Kingsbury Arthur Kingsbury	Director
/s/ Rainer Schmueckle Rainer Schmueckle	Director
/s/ Josette Sheeran Josette Sheeran	President and Director
/s/ Debra von Storch Debra von Storch	Director